Exhibit No. 99

Apollo Management, LP To Acquire Borden Chemical, Inc.

NEW YORK (July 6, 2004) – Apollo Management, L.P., a private investment firm, announced today that it has signed a definitive agreement to acquire Borden Chemical, Inc., a leading supplier of thermoset and other high performance resins, adhesives and specialty chemicals. Included in the acquisition group are certain members of Borden Chemical management. The acquisition, with a purchase price of approximately $1.2 billion, including the assumption of outstanding debt, is subject to regulatory approval and other customary closing conditions. The transaction is targeted to be completed in the third quarter.

“We are very excited at the potential of partnering with Apollo Management, a knowledgeable and broad-based investor in the chemicals industry,” said Craig Morrison, President & CEO of Borden Chemical. “Given our operational momentum in recent years, we expect to continue with our current strategy and management team. The transition should have no impact on our relationships with our customers and suppliers, with whom we will continue to work closely and effectively, or on our employees. Our people have made important contributions to Borden Chemical’s growth and progress, and with their support and dedication we anticipate our business will continue to prosper.”

“Borden Chemical is a world class asset with an exceptional management team,” said Joshua Harris, a founding partner of Apollo. “We are supportive of management’s current strategy and are pleased to become a long-term investor in the Company. We look forward to helping Borden expand its solid market position.”

Borden Chemical produces binding and bonding resins, performance adhesives, UV-curable coatings and the building-block chemical formaldehyde for various wood and industrial markets through its network of 48 manufacturing facilities in 9 countries. In 2003, the company had annual sales of $1.4 billion and net income of $23 million. Based in Columbus, Ohio, the company has 2,400 employees worldwide.

Borden Chemical in May filed a registration statement with the Securities and Exchange Commission announcing its intent to conduct an initial public offering of common stock in the third quarter. With the agreement for sale of the company, that activity has been suspended. Apollo Management is acquiring Borden Holdings, the parent of Borden Chemical, Inc., from BW Holdings LLC, an affiliate of Kohlberg Kravis Roberts & Co.

About Apollo Management, L.P.

Apollo Management, L.P., founded in 1990, is among the most active and successful private investment firms in the U.S. in terms of both number of investment transactions completed and aggregate dollars invested. Since its inception, Apollo has managed the investment of an aggregate of approximately $13 billion in equity capital in a wide variety of industries, both domestically and internationally.

Contacts:
Apollo Management, L.P.
Steven Anreder (212)532-3232

Borden Chemical, Inc.
Peter Loscocco (614)225-4127, (614)226-4127

Kohlberg Kravis Roberts & Co.
Ruth Pachman, Kekst & Company (212)521-4891
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